Exhibit 10.1

20 November, 2019

Paul Wright
Emailed pwright@taubman.com

Dear Paul,

We are pleased to offer you employment in the capacity of President for Taubman Asia Management Ltd (“TAM”). You will be reporting directly to Robert Taubman, the Chairman, President and CEO of the Taubman Company.

The general terms and conditions of your employment with TAM will be set forth as follows:

Effective Date	January 1, 2020

Sign On Bonus	You will receive a one-time sign on bonus of HK$1,847,216 which will be payable concurrent with any annual bonus in March, 2020

Base Salary	Annual base salary of HK$3.9M to be paid in local currency in 12 equal installments.

Salary Review	Your salary will be reviewed annually according to TAM’s salary review schedule. Your first salary review will be scheduled for 2021.

Target Bonus
Annual target opportunity of HK$2.0M which will be subject to both the company and your individual achievements during the prior calendar year. The payment of the bonus is contingent upon your active employment at the time of bonus payout and subject to the circumstance that you are not under notice at such bonus payout time.

Long Term Incentive Plan
You will participate in The Taubman Company Long Term Incentive Plan (LTIP). You will have a target long-term incentive award opportunity of US$650,000 granted under the Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan. Your LTIP award will consist of (a) Restricted Share Unit Award (“RSU Award”) and (b) an annual Performance Share Unit Award (“PSU Award”). The PSU Award may vest at a multiple of the units awarded (e.g., 0 to 3x) based on the achievement of certain performance metrics. The performance metrics of the PSU award and percentage allocation of the LTIP award value of your LTIP target (currently 60% PSU Award and 40% RSU Award) will be the same as the other Operating Committee members.

LTIP awards are granted by the company, generally on an annual basis in March, but are not guaranteed. LTIP awards are cliff-vested after three years from the date of the grant, and/or upon retirement per the terms of the Plan Document and applicable award agreements. You will be eligible for your first LTIP award in March, 2020.

Personal Allowance	You will receive a personal allowance of HK$1.8M paid in 12 equal installments for the purpose of funding housing, auto-related expenses, personal travel, and other personal expenses.

Relocation Assistance
You will be eligible for the following relocation benefits, if applicable, through the required coordination of Paragon:
•
Tax assisted home sale assistance, including paid broker commissions
•
Tax assisted temporary living in MI for up to two months, based on approval of accommodations/cost
•
Tax assisted temporary living upon arrival to HK for up to two months, based on approval of accommodations/cost

•
Tax assisted miscellaneous expense up to USD $7,500
•
If the closing on the current home in Bloomfield Hills does not occur in December as anticipated, and thus the current mortgage remains in effect, Employee is protected against the responsibility of double payments for up to six months. As such, the Company would pay the lesser of the current mortgage and the Employee’s new rental in Hong Kong. The Company will reevaluate this benefit after six months if the current home does not sell within this timeframe. This potential allowance is not transferrable toward other elements of compensation
•
One-way business class air transportation for your immediate family from Detroit to Hong Kong
•
Pet transportation assistance of USD $500 per pet, capped at two pets
•
Household goods shipment
•
Air shipment - up to 850 lbs/170gcft
•
Sea/Ocean shipment - (1) 40’ container and (1) 20’ container

Working Hours
Your standard office hours are 8:30 a.m. to 5:30 p.m. (Monday through Friday). Your position will not be eligible to receive any overtime compensation including overtime pay and/or compensatory time-off.

Annual Leave	30 days per year. Annual leave must be scheduled in advance with your supervisor.

Performance Evaluation	You will receive a performance evaluation at the end of each year according to the firm’s performance evaluation schedule.

Medical Scheme
You will be covered under TAM’s medical scheme effective your first day of employment. Dependent coverage is available to you at no additional charge of premium. The Company reserves the right to make changes on the current Medical Scheme including but not limited to its coverage.

Provident Fund	TAM will contribute to provident fund as per legislative requirement.

Life Insurance	You will be covered under TAM’s life insurance policy in effect from the completion of your probation period.

Sick Leave	We offer sick leave in accordance with TAM’s policy in force.

Termination
You will be eligible for benefits provided under the Taubman Severance Plan for Senior Level Management with the exception of the COBRA Premium Payment referenced in section 3(c)(ii) and 4(c)(ii). However, for termination in which the aforementioned section applies, you will be eligible for 3 months of continued medical coverage under the TAM medical scheme.

Notice	You agree to give TAM and TAM agrees to give you three (3) months notice or payment of base salary in lieu of notice.

Taxation
You will be responsible for the payment of all your income taxes on salary, bonus as well as all other income, benefits and allowances (if any) relating to your employment to the relevant tax authorities.

The Company will provide assistance with preparation of your US and HK tax filings for years 2019 thru 2022.

Confidentiality
Without the written approval of TAM, you shall not, during employment or any time thereafter, disclose to others or use, for your own benefit or otherwise, any information, knowledge or data you receive or develop during your employment which is confidential, including information contained in formulas, business processes, etc.

Exclusivity	You agree to devote full attention to one’s duties and will not, while employed by TAM, work for another employer without first obtaining the written notice of Employer.

Miscellaneous
Should there be any arbitration on the terms and conditions of employment or benefits to be provided, the Hong Kong jurisdiction will be observed

Should there be a significant shift in currency conversion between HKD and USD, the terms of this agreement will be revisited.

TAM is an “at will” employer. That means both the employee and TAM have the right to terminate employment at any time, with or without advance notice (except as required above), and without cause. Nothing in this letter is to be construed as creating an employment contract or any obligation by either party to continue the employment relationship for any length of time. Your employment contract for your position as Global Head of Leasing will expire as 12/31/2019.

The terms of this offer as stated above supersede any previous discussions and documents leading up to this letter. This letter agreement, together with the application for employment you previously submitted, contains our entire understanding and agreement and there are no other understandings, agreements or promises between us or made by either of us with respect to the subject matter hereof. Any modification of this letter must be in writing and signed by an authorized officer of TAM to be binding on TAM.

This Offer of Employment is contingent upon the successful completion of a background check, verification of your eligibility to work in Hong Kong, and all information in the Application for Employment you submit being true and accurate, receipt of a signed Potential Conflict of Interest Declaration Statement and the review and approval of all declared potential conflicts.

If you have any questions regarding this offer, please raise them before you formally accept this position. If you agree with the terms and conditions as stated in this offer of employment, please sign and return this letter.

We are delighted that you are joining the Taubman team and we look forward to a successful working relationship.

Yours sincerely,
On behalf of Taubman Asia Management Ltd.

/s/ Holly A. Kinnear
Holly A. Kinnear
SVP and CHRO
The Taubman Company

Accepted by: [Please Sign and Date]

/s/ Paul Wright	November 20, 2019
Paul Wright	Date